Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-121081, 333-83444, 333-93473, 33-12399, 333-39319, 33-78584, 33-40796, 333-65081 and 33-142014 on Form S-8 of our reports dated August 29, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Dionex Corporation and subsidiaries, and the effectiveness of Dionex Corporation’s internal control over financial reporting (which report on the consolidated financial statements includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109), appearing in the Annual Report on Form 10-K of Dionex Corporation for the year ended June 30, 2008.
/s/ Deloitte & Touche LLP

San Jose, California
August 29, 2008